As filed with the Securities and Exchange Commission on December 23, 2008

Registration No. 333-

United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ASIAINFO HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	752506390
(State or Other Jurisdiction of Employer Incorporation or Organization)	(I.R.S. Employer Identification No.)

4th Floor, Zhongdian Information Tower

No. 6 Zhongguancun South Street, Haidian District

Beijing 100086, China

(8610) 8216-6688

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Tracy Liu, Manager

AsiaInfo Holdings, Inc.

5201 Great America Parkway, Suite 429

Santa Clara, California 95054

(408) 970-9788

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Matthew D. Adler DLA Piper LLP (US) 701 Fifth Avenue, Suite 7000 Seattle, Washington 98104 Telephone: (206) 839-4800 Facsimile: (206) 839-4801	James C. Lin Davis Polk & Wardwell 18th Floor, The Hong Kong Club Building 3A Chater Road, Central Hong Kong Telephone: (852) 2533-3300 Facsimile: (852) 2533-3333

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

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If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

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* Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock ($0.01 par value)	$50,000,000	$1,965

(1)	Estimated pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

(Subject to Completion) Issued                     , 2009

                 Shares

COMMON STOCK

The selling stockholder identified in this prospectus is offering              shares of common stock. AsiaInfo Holdings, Inc. will not receive any proceeds from the sale of the shares being sold by the selling stockholder.

Our common stock is listed on the NASDAQ Global Market under the symbol “ASIA.” On                     , 2009, the last reported sale price for our common stock was $             per share.

Investing in the common stock involves risks. See “Risk Factors” beginning on page 4.

PRICE $             A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to the Selling Stockholder
Per Share	$	$	$
Total	$	$	$

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on                     , 2009.

MORGAN STANLEY

                    , 2009

You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. This document may only be used where it is legal to sell these securities. You should not assume that any information in this prospectus is accurate as of any date other than the date of this prospectus. Information incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference. In this prospectus, unless otherwise indicated, the words “we,” “us,” and “our” refer to AsiaInfo Holdings, Inc. and its consolidated subsidiaries and affiliated entities.

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DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “estimates,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus, and in particular those factors listed under the section entitled “Risk Factors.”

Because the factors referred to in the preceding paragraph could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements we make, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and from information incorporated by reference. Because this is a summary, it does not contain all the information about us that may be important to you. You should read this entire prospectus and the other documents and the financial statements and related notes which are incorporated by reference in this prospectus.

The Company

We provide high-quality telecommunications software solutions and information technology, or IT, security products and services in the People’s Republic of China, or the PRC. We commenced our operations in the United States in 1993 and moved our major operations from the United States to China in 1995. We acquired the non-telecommunications related IT services business of Lenovo Group Limited, or Lenovo, in October 2004. We are currently organized as two business divisions, AsiaInfo Technologies (China) Inc., or AsiaInfo Technologies, encompassing our traditional telecommunications software solutions business, and Lenovo-AsiaInfo Technologies, Inc. or Lenovo-AsiaInfo, providing IT security products and services to China’s enterprise and government markets. We conduct our business primarily through our operating subsidiaries, most of which are Chinese companies, and affiliated entities in China.

Set forth below is a diagram depicting our corporate structure as of the date of this prospectus:

Our principal executive offices are located at 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing 100086, China. Our telephone number is (8610) 8216-6688.

THE OFFERING

CITIC Capital MB Investment Limited, or CITIC Capital, owns 4,025,125 shares of our common stock. CITIC Capital originally purchased 8,050,210 shares of our common stock from Warburg, Pincus Ventures L.P. and Warburg, Pincus Ventures International, L.P. on September 30, 2006. CITIC Capital subsequently assigned an aggregate of 4,025,105 of such shares to PacificInfo Limited, or PacificInfo, of which PacificInfo retained an aggregate of 2,235,632 shares and transferred to certain other parties an aggregate of 1,789,473 shares. In connection with those transactions, we entered into a strategic investors’ agreement dated as of November 29, 2006 in which we agreed to register the common stock retained by CITIC Capital and PacificInfo. CITIC Capital has requested the registration of shares for resale in this offering, and PacificInfo has not elected to include its shares in this registration.

Common stock offered by the selling stockholder	shares

Common stock to be outstanding immediately after this offering	shares

Use of proceeds	We will not receive proceeds from the sale of shares in this offering by the selling stockholder.

NASDAQ Global Market Symbol	ASIA

RISK FACTORS

You should carefully consider the following risk factors before purchasing any of our securities. The risks and uncertainties described below are not the only ones we face. There may be additional risks and uncertainties that are not known to us or that we do not consider to be material at this time. If the events described in these risks occur, our business, financial condition and results of operations would likely suffer. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. This section discusses the risk factors that might cause those differences. You should also consider the additional information set forth in our SEC reports on Forms 10-K, 10-Q and 8-K and in the other documents considered a part of this prospectus. See “Where You Can Find More Information.”

Our customer base is concentrated and the loss of one or more of our customers could cause our business to suffer significantly.

We have derived, and believe that we will continue to derive, a significant portion of our revenues from a limited number of large customers in the telecommunications industry in China, such as China Mobile, China Telecom and China Unicom. China Mobile accounted for 58% of our revenues in 2007 and 63% of our revenues in the first nine months of 2008. The loss, cancellation or deferral of any large contract would have a material adverse effect on our revenues, and consequently our profits. Despite our entering the IT security products and services market following the acquisition of Lenovo-AsiaInfo’s IT service business unit in 2004, the revenue expected to be generated by customers outside the telecommunications industry is still limited compared to our overall revenues. Moreover, we cannot provide any assurance that a material proportion of our revenues will be derived from other customers in the future.

The growth of our business is dependent on government telecommunications infrastructure and budgetary policies, particularly the allocation of funds to sustain the growth of the telecommunications industry in China.

Our telecommunications customers are directly or indirectly owned or controlled by the government of China. Accordingly, their business strategies, capital expenditure budgets and spending plans are largely decided in accordance with government policies, which, in turn, are determined on a centralized basis at the highest level by the National Development and Reform Commission of China. As a result, the growth of our business is heavily dependent on government policies for telecommunications infrastructure. Insufficient government allocation of funds to sustain the growth of China’s telecommunications industries in the future could reduce the demand for our products and services and have a material adverse effect on our ability to grow our business.

The Chinese economic slow-down may negatively impact our operating results.

The Chinese economy has recently experienced a slowing of its growth rate. A number of factors have contributed to this slow-down, including appreciation of the Renminbi, the currency of China, or RMB, which has adversely affected China’s exports. In addition, the slow-down has been exacerbated by the recent global crisis in the financial services and credit markets, which has resulted in significant volatility and dislocation in the global capital markets. It is uncertain how long the global crisis in the financial services and credit markets will continue and how much adverse impact it will have on the global economy in general or the Chinese economy in particular. Slowing economic growth in China could result in slowing growth for China’s major telecommunications carriers, which are our largest customers, as well as slowing growth for enterprises and government entities that buy our IT security software and services. Any such adverse conditions for our customers could reduce their demand for our software and services and therefore reduce our revenues.

Further restructuring of China’s telecommunications sector may have an adverse impact on our business prospects and results of operations.

Historically, China’s telecommunications sector has been subject to a number of state-mandated restructurings. For example, in 2002 China Telecom was split geographically into a northern division (comprising 10 provinces) and a southern division (comprising 21 provinces). Under the restructuring, the northern division of China Telecom merged with China Netcom and was renamed China Network Communications Group Corporation, or China Netcom Group, while the southern division continued to use the China Telecom name. As a result of the restructuring, new orders for telecommunications infrastructure expansion and improvement projects decreased, which adversely affected our revenue. Any similar restructurings of this nature could cause our operating results to vary unexpectedly from quarter to quarter in the future.

In May 2008, China announced a new restructuring plan for the country’s telecommunications operators. This restructuring plan will merge or split the operations of Chinese telecommunications carriers, creating three new operators that will have both mobile and fixed-line services. It is the Chinese government’s intention to enhance the competitiveness of local telecommunications operators and clear the way for 3G licenses to be released after the completion of this restructuring. Such restructuring could disrupt, slow down or otherwise materially affect our customers’ capital expenditures on telecommunications infrastructure and improvement projects and, therefore, our revenues. Additionally, the competitive situation in the wireless communications market in China may be altered, or the resulting entities may change suppliers or sourcing policies. If China Mobile or any of our other large customers decides to significantly change its procurement methods for wireless coverage products and services, reduces or eliminates the purchase of our software and services or becomes unable or refuses to pay for our software and services, our revenues would decline significantly.

Any future acquisitions or investments we make may expose us to potential risks and have an adverse effect on our ability to manage our business.

Selective acquisitions and strategic investments form part of our strategy to further expand our business. If we are presented with appropriate opportunities that we feel will enhance our revenue growth, operations and profitability, we may acquire additional businesses, services or products that are complementary to our core business. Such acquisitions could result in the use of significant amounts of cash and/or dilutive issuances of our common stock. Such acquisitions also involve other significant risks. For example, our integration of such acquired entities and/or operations into our business may not be successful and may not enable us to expand into new business platforms as well as we expect. This would significantly affect the expected benefits of these acquisitions. Moreover, the integration of new businesses into our operations has required significant attention from our management. Future acquisitions will also likely present similar challenges.

Future acquisitions or strategic investments may also expose us to other potential risks, including risks associated with unforeseen or hidden liabilities, the diversion of resources from our existing businesses and potential loss, or harm to, relationships with employees and clients as a result of our integration of new businesses. In addition, we cannot be sure that we will be able to realize the benefits we anticipate from acquiring any businesses, services and products, or that we will not incur costs, including those relating to intangible assets or goodwill, in excess of our projected costs for these transactions. The occurrence of any of these events could have a material and adverse effect on our ability to manage our business, our financial condition and our results of operations.

The long and variable sales cycles for our software and services can cause our revenues and operating results to vary significantly from period to period and may adversely affect the trading price of our common stock.

Our revenues and operating results will vary significantly from quarter to quarter due to a number of factors, many of which are outside of our control and any of which may cause our stock price to fluctuate. A customer’s decision to purchase our software and services involves a significant commitment of its resources and extended evaluation. As a result, our sales cycle tends to be lengthy. We spend considerable time and expense educating and providing information to prospective customers about features and applications of our software and services. Because our major customers often operate large and complex networks, they usually expand their networks in large increments on a periodic basis. The combination of these factors can cause our revenues and results of operations to vary significantly and unexpectedly from quarter to quarter.

A large part of the contract amount of our projects sometimes relates to hardware procurement. Since we recognize most of the revenues relating to hardware plus a portion of services and software revenues at the time of hardware delivery, the timing of hardware delivery can cause our quarterly gross revenues to fluctuate significantly. Due to the foregoing factors, we believe that quarter to quarter comparisons of our results of operations may not be a good indication of our future performance and should not be overly relied upon. It is likely that our results of operations in some periods may be below the expectations of public market analysts and investors. In this event, the price of our common stock will probably decline, perhaps significantly more in percentage terms than any corresponding decline in our operating results.

Our working capital requirements may increase significantly.

We typically purchase hardware for our customers as part of our turn-key total solutions services. We generally require our customers to pay 80% to 90% of the invoice value of the hardware upon delivery. We typically place orders for hardware against back-to-back orders from customers and seek favorable payment terms from hardware vendors. This policy has historically minimized our working capital requirements. However, for certain large and strategically important projects, we have agreed to payment of less than 80% to 90% of the invoice value of the hardware upon delivery in order to maintain competitiveness. Wider adoption of less favorable payment terms or delays in hardware deliveries could cause our working capital needs to increase significantly.

We have sustained losses in prior years and may incur slower earnings growth, earnings declines or net losses in the future.

Although we had net income in 2004, 2006 and 2007 and in the first nine months of 2008, we sustained net losses in 2003 and 2005. There are no assurances that we can sustain profitability or avoid net losses in the future. We continue to expect that certain of our operating expenses will increase as our business grows. The level of these expenses will be largely based on anticipated organizational growth and revenue trends and a high percentage of those expenses, particularly compensation expenses, will be fixed. As a result, any delays in expanding sales volume and generating revenue could result in substantial operating losses or slower earnings growth or earnings declines.

Our high level of fixed costs, as well as increased competition in the software market, could result in reduced operating margins.

We maintain a relatively stable work force of software and network engineers engaged in all phases of planning and executing projects on behalf of our customers. As a result, our operating costs are relatively fixed from quarter to quarter, regardless of fluctuations in our revenues. Future fluctuations in our revenues could result in decreases in our operating margins. In addition, enhanced competition in the software market and other markets in which we operate could result in reduced prices, which, together with our relatively fixed operating costs, could also result in reduced operating margins. Moreover, our operating margins may decline as a result of the strong bargaining power of our customers, general economic conditions or the restructuring of the telecommunications sector in China.

China’s laws and regulations currently prohibit foreign-invested companies from engaging in systems integration businesses involving state secrets, which is part of the IT services business we acquired from Lenovo in 2004. China’s laws and regulations also restrict certain foreign-invested companies from participating in the value-added telecommunications, or VATS, business. Substantial uncertainties exist with respect to our contractual arrangements with our affiliates engaged in these businesses, due to uncertainties regarding the interpretation and application of current and future China laws and regulations.

In 2001, the State Secrecy Bureau of China promulgated the Administrative Measures for Qualification of Computer Information Systems Integration Involving State Secrets, which expressly prohibits foreign persons or foreign-invested enterprises from engaging in systems integration businesses involving state secrets, also referred to as “restricted businesses.” We and our operating subsidiaries in China are considered foreign persons or foreign-invested enterprises under the laws of China and cannot therefore engage in restricted businesses. Many of the IT security services provided by our Lenovo-AsiaInfo division comprise restricted businesses. We operate the restricted businesses primarily through contractual agreements with Lenovo Security Technologies (Beijing), Inc., or Lenovo Security, and Lenovo Computer System and Technology Services Limited, or Lenovo Computer. When we acquired the restricted businesses, we agreed to have Lenovo Security engage in the operation of the restricted businesses upon Lenovo Security’s receipt of all requisite business licenses and qualifications, such as the Computer Information System Integration Involving State Secrets Qualification Certificate issued by the State Secrecy Bureau of China for Protection of State Secrets. Lenovo Security has obtained most of these licenses. Certain licenses are subject to an annual review and we cannot assure you that Lenovo Security can successfully renew such licenses. Since September 2006, Lenovo Security has conducted most of our operations related to the restricted businesses and, consequently, generates most of our revenue derived from the restricted businesses.

Lenovo Computer is owned by certain subsidiaries of Lenovo. Lenovo Security is owned by Legend Holdings Limited, the parent company and controlling shareholder of Lenovo, and two of our employees, Mr. Jian Qi, the President and Chief Executive Officer of the Lenovo-AsiaInfo division, and Ms. Zheng Wang, our Director of Investments. Mr. Qi and Ms. Wang are citizens of China. We do not currently have any equity interest in either Lenovo Computer or Lenovo Security, but instead enjoy economic benefits and control over these entities substantially similar to equity ownership through contractual arrangements among one of our wholly-owned subsidiaries, these affiliated entities and their respective shareholders. Consistent with the provisions of Financial Accounting Standard Board “FASB” Interpretation No. 46 (revised), “Consolidation of Variable Interest Entities – an Interpretation of ARB No. 51”, we consolidated Lenovo Computer and Lenovo Security from their inceptions.

At the closing of our acquisition of Lenovo’s IT services business, our PRC legal counsel who represented us in the transaction, T&C Law Office, and PRC legal counsel to Lenovo Group, Tian Yuan Law Firm, each delivered legal opinions to the effect that our ownership structure of Lenovo Computer and Lenovo Security, and the contractual arrangements among Lenovo-AsiaInfo, these affiliated entities and their respective shareholders, were in compliance with all existing PRC laws and regulations. There are, however, substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations, including regulations governing the validity and enforcement of such contractual arrangements. Accordingly, we cannot assure you that PRC government authorities will not ultimately take a view contrary to the opinion of our and Lenovo’s PRC legal counsel.

Like the IT security business in China, many aspects of the telecommunications services industry, such as VATS, are also restricted from foreign ownership in most circumstances. In September 2004 we entered into contractual arrangements with Star VATS, a domestic company owned by certain of our employees who are citizens of China, which has been established to engage in the VATS business in China. Star VATS is in the process of developing VATS products and services that we hope to offer in China. We anticipate that if we successfully launch our VATS products and services, all of our business related to such products and services will be conducted through Star VATS. Star VATS will generate any revenue relating to such business and will make use of the licenses and approvals that are essential to such business. We do not have any equity interest in Star VATS, but instead have the right to enjoy economic benefits similar to equity ownership through our contractual arrangements with Star VATS and its shareholders. In the opinion of our PRC legal counsel who represented us in the transaction, T&C Law Firm, delivered at the time Star VATS was established, the contractual arrangements among us, Star VATS, and the shareholders of Star VATS were in compliance with all existing PRC laws and regulations. There are, however, substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations, including regulations governing the validity and enforcement of such contractual arrangements. Accordingly, we cannot assure you that China government authorities will not ultimately take a view contrary to the opinion of our PRC legal counsel.

In addition, as part of the contractual arrangements described above, the shareholders of Lenovo Computer, Lenovo Security and Star VATS agreed to pledge their respective shares in those entities to certain of our subsidiaries. Pursuant to a regulation in China known as the Provisions for Changes of Investors’ Equity in Foreign Invested Enterprises, effective May 28, 1997, a pledge of the equity interests of a foreign-invested enterprise will only be effective after obtaining approval from and registering with the relevant governmental authorities. Furthermore, under the PRC Property Rights Law, effective October 1, 2007, a pledge is created only after registration with the local branch of the Administration for Industry and Commerce in China. The pledges of the equity interests in Lenovo Computer, a foreign-invested company, have not yet been approved by or registered with the relevant governmental authorities in China. Lenovo Computer intends, however, to take the necessary steps to comply with the requirements described above. In addition, the pledges of the equity interests in Lenovo Security and Star VATS have not been registered with the relevant governmental authorities in China because the registration procedures were only recently announced. Lenovo Security and Star VATS are currently in the process of registering such pledges. Before compliance with the approval and registration requirements described above, we cannot assure you that these pledges will be effective or deemed created by the relevant governmental authorities.

If we or any of our contractual arrangements with Lenovo Computer, Lenovo Security and Star VATS are found to be in violation of any existing or future PRC laws or regulations concerning the systems integration business involving state secrets or the VATS businesses, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including:

•	revoking the business licenses of our subsidiaries in China;

•	discontinuing or restricting our PRC subsidiaries’ operations;

•	imposing conditions or requirements with which we or our PRC subsidiaries may not be able to comply; or

•	requiring us or our PRC subsidiaries to restructure the relevant ownership structure or operations.

The imposition of any of these penalties could have a material adverse effect on our ability to conduct our business.

The principal shareholders and directors of Lenovo Security, Lenovo Computer and Star VATS may have potential conflicts of interest with us, which may adversely affect our business.

We operate the restricted businesses in China primarily through Lenovo Security, Lenovo Computer and Star VATS, which are jointly owned by certain of our employees. Conflicts of interests between their duties to us and to Lenovo Security, Lenovo Computer and Star VATS may arise. We cannot assure you that when conflicts of interest arise, any or all of these individuals will act in the best interests of our company or that any conflict of interest will be resolved in our favor. In addition, these individuals or their heirs or other successors may breach or cause Lenovo Security, Lenovo Computer and Star VATS to breach or refuse to renew the existing contractual arrangements that allow us to effectively control Lenovo Security and Lenovo Computer and to receive economic benefits from them. Other than relying on the duties of loyalty owed to us by the shareholders of Lenovo

Security, Lenovo Computer and Star VATS who are also our officers, and the contractual arrangements with the shareholders of Lenovo Security, Lenovo Computer and Star VATS, we currently do not have any measure or policy to address these potential conflicts of interest. In the event of any disputes regarding the contractual arrangements, we would have to rely on legal remedies under PRC law. These remedies may not always be effective, particularly in light of uncertainties in the PRC legal system. If we cannot resolve any conflicts of interest or disputes between us and the shareholders of Lenovo Security, Lenovo Computer and Star VATS, we would have to rely on legal proceedings, the outcome of which may be uncertain and which could be disruptive to our business.

Our contractual arrangements with Lenovo Computer, Lenovo Security and Star VATS may not be as effective in providing operational control as direct ownership of these affiliated entities and may be difficult to enforce.

We rely on contractual arrangements with Lenovo Computer, Lenovo Security and Star VATS to operate our IT security and VATS businesses. These contractual arrangements, which require Lenovo Computer, Lenovo Security and Star VATS to pay service and licensing fees to our subsidiaries in China, are currently the only means by which we receive economic benefits from these affiliated companies. In the future, we expect to continue to obtain economic benefits from Lenovo Computer, Lenovo Security and Star VATS through these contractual arrangements. Although we have been advised by our PRC legal counsel that our contractual arrangements with Lenovo Computer, Lenovo Security and Star VATS are valid, binding and enforceable under PRC laws, these contractual arrangements may not be as effective as direct ownership of these affiliated entities. For example, these affiliated entities and their respective shareholders could fail to perform or make payments as required under such contractual arrangements. In such event, we would have to rely on the PRC legal system to enforce these agreements. Any legal proceedings would be uncertain as to outcome and could result in the disruption of our business, damage to our reputation, diversion of our resources and the incurrence of substantial costs.

In addition, in the event we are unable to so extend our contractual arrangements, we may fail to obtain the requisite license to conduct certain IT security and VATS businesses in China and may be required to temporarily suspend these businesses.

Contractual arrangements we have entered into between our subsidiaries and each of Lenovo Computer, Lenovo Security and Star VATS may be subject to scrutiny by China tax authorities, and a finding that we or any of our subsidiaries or any of Lenovo Computer, Lenovo Security and Star VATS owe additional taxes or are ineligible for our preferential tax treatment, or both, could substantially increase our taxes owed, or could materially reduce our profits and the value of your investment.

Under PRC law, arrangements and transactions among related parties may be audited or challenged by the tax authorities in PRC. We believe that the transactions between our subsidiaries and each of Lenovo Computer, Lenovo Security and Star VATS have been entered into on an arm’s-length basis because we use comparable market prices or the prices we have agreed upon with independent third parties in comparable transactions to help determine the consideration for these transactions. If, however, any of these transactions are found to not have been entered into on an arm’s-length basis, or to result in an unreasonable reduction in tax under PRC law, the tax authorities in China have the authority to disallow our tax savings, adjust the profits and losses of our respective Chinese entities and assess late payment interest and penalties. A finding by the tax authorities in China that we are ineligible for certain tax savings, or that any of our subsidiaries or any of Lenovo Computer, Lenovo Security and Star VATS is ineligible for their preferential tax treatment, could increase our taxes owed and reduce our profits and the value of your investment.

We may not be able to operate the systems integration businesses involving state secrets if we acquire all of the equity interest in Lenovo Computer and Lenovo Security.

PRC laws and regulations currently prohibit foreign persons or foreign-invested enterprises from engaging in systems integration businesses involving state secrets. We and our subsidiaries are considered foreign persons or foreign-invested enterprises under China laws. Unless such prohibition is lifted in the future, we will not be able to operate such business if and when we acquire all of the equity interest in Lenovo Computer and Lenovo Security pursuant to the terms of our contractual arrangements with Lenovo Computer and Lenovo Security and their respective shareholders. The loss of this line of business may materially and adversely affect our business, financial condition and results of operations.

Regulations relating to acquisitions of Chinese companies by foreign entities may limit our ability to acquire Chinese companies and adversely affect the implementation of our acquisition strategy, and any failure by our stockholders who are Chinese residents to make or obtain any required registrations pursuant to such regulations may subject us to legal sanctions.

On October 21, 2005, the PRC State Administration of Foreign Exchange, or SAFE, issued a notice, known as “Circular 75,” which sets forth a regulatory framework for acquisitions of PRC businesses involving offshore companies owned by PRC residents or passport holders, known as “round-trip” investments or acquisitions. Among other things, Circular 75 provides that if a round-trip investment in a PRC company by an offshore company controlled by PRC residents occurred prior to the issuance of Circular 75, certain PRC residents were required to submit a registration form to the local SAFE branch to register their ownership interests in the offshore company prior to March 31, 2006. Circular 75 also provides that, prior to establishing or assuming control of an offshore company for the purpose of obtaining financing for that offshore company using the assets or equity interests in an onshore enterprise in the PRC, each PRC resident or passport holder who is an ultimate controller of such offshore company, whether an individual or a legal entity, must complete the overseas investment foreign exchange registration procedures with the relevant local SAFE branch. Such PRC residents must also amend the registration form if there is a material event affecting the offshore company, such as, among other things, a change in share capital, a transfer of shares, or if such company is involved in a merger, acquisition or a spin-off transaction or uses its assets in China to guarantee offshore obligations. In May 2007, SAFE issued guidance to its local branches with respect to the operational process for SAFE registration, known as “Circular 106,” which standardized registration under Circular 75. In the past, we have acquired a number of assets from, or equity interests in, PRC companies. However, there is substantial uncertainty as to whether we would be considered an “offshore company” for purposes of Circular 75, and, at present, it is unclear whether Circular 75 requires a company such as ours to register. We have in any event requested our stockholders who are PRC residents to make the necessary applications, filings and amendments as required under Circular 75 and other related regulations. We will attempt to comply, and attempt to ensure that all of our stockholders subject to these rules comply, with the relevant requirements. We cannot, however, assure the compliance of all of our PRC-resident stockholders. Any failure to comply with the relevant requirements could subject us to fines or sanctions imposed by the PRC government, including restrictions on certain of our subsidiaries’ ability to pay dividends to us and our ability to increase our investment in those subsidiaries.

As Circular 75, Circular 106 and related regulations are relatively new, and it is uncertain how these regulations will be interpreted, implemented or enforced, we cannot predict how these regulations will affect our future acquisition strategies and business operations. For example, if we decide to acquire additional PRC companies, we cannot assure you that we or the owners of such companies will be able to complete the filings and registrations, if any, required by Circular 75, Circular 106 and related regulations. Under Circular 75, failure to comply with the registration procedures set forth thereunder may result in the imposition of restrictions on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliate and the capital inflow from the offshore entity, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations. Any such restrictions or penalties may restrict our ability to implement an acquisition strategy and could adversely affect our business and prospects.

In addition, six PRC regulatory authorities, including the PRC Ministry of Commerce and the Chinese Securities Regulatory Commission, or CSRC, jointly promulgated regulations entitled Provisions regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the New M&A Rules, effective September 8, 2006. The New M&A Rules established additional procedures and requirements that make merger and acquisition activities by foreign investors more time-consuming and complex, including, in some circumstances, advance notice to the Ministry of Commerce of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Compliance with the New M&A Rules, and any related approval processes, including obtaining approval from the Ministry of Commerce, may delay or inhibit our ability to complete acquisitions of domestic PRC companies, which could affect our ability to expand our business or maintain our market share.

Furthermore, on August 29, 2008, SAFE issued a notice, known as “Circular 142,” regulating the conversion by a foreign-invested company of foreign currency into RMB by restricting the uses for the converted RMB. Circular 142 requires that the registered capital of a foreign-invested company denominated in RMB but converted from a foreign currency may only be used pursuant to the purposes set forth in the foreign-invested company’s business scope as approved by the applicable governmental authority. Such registered capital may not be used for equity investments within the PRC. In addition, SAFE strengthened its oversight of the flow and use of the registered capital of a foreign-invested company that was denominated in RMB but converted from foreign currency. The use of such registered capital may not be changed without SAFE’s approval, and may not in any case be used to repay RMB loans if the proceeds of such loans have not been used. Violations of Circular 142 may result in severe penalties, including significant fines. As a result, Circular 142 may significantly limit our ability to invest in or acquire other PRC companies using the RMB-denominated capital of our PRC subsidiaries.

Asset impairment reviews may result in future write-downs.

Effective January 1, 2002, we adopted SFAS No. 142, which requires us, among other things, to conduct annual reviews of goodwill, and SFAS No. 144, which requires us to test intangible assets for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. In connection with our business acquisitions, we make assumptions regarding estimated future cash flows and other factors to determine the fair value of goodwill and intangible assets. In assessing the related useful lives of those assets, we have to make assumptions regarding their fair value, our recoverability of those assets and our ability to successfully develop and ultimately commercialize acquired technology. If those assumptions change in the future when we conduct our periodic reviews in accordance with applicable accounting standards, we may be required to record impairment charges. For example, we recorded a non-cash impairment charge of $21.2 million as a result of an independent valuation during the fourth quarter of 2005 of the goodwill and acquired intangible assets mainly attributable to our acquisition of Lenovo’s IT services business in 2004. It is possible that future reviews will result in further write-downs of goodwill and other intangible assets.

We may be subject to fines and legal sanctions if we or our employees who are PRC citizens fail to comply with recent PRC regulations relating to employee stock options granted by overseas listed companies to PRC citizens.

On March 28, 2007, SAFE issued the Application Procedure for Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Holding Plans or Stock Option Plans of Overseas Listed Companies, also known as Circular 78. Under Circular 78, PRC individuals who participate in an employee stock option holding plan or a stock option plan of an overseas listed company are required, through a PRC domestic agent or PRC subsidiary of the overseas listed company, to register with SAFE and complete certain other procedures. We and our Chinese employees who have been granted restricted stock or stock options pursuant to our stock incentive plans are subject to Circular 78 because we are an overseas listed company. However, in practice, significant uncertainties exist with respect to the interpretation and implementation of Circular 78. We intend to submit the application for registration of our employee stock incentive plan as soon as possible. We cannot provide any assurance that we or our Chinese employees will be able to comply with, qualify under, or obtain any registration required by Circular 78. In particular, if we or our Chinese employees fail to comply with the provisions of Circular 78, we or they may be subject to fines and legal sanctions imposed by SAFE or other PRC governmental authorities, which could result in a material and adverse effect to our business operations and employee stock incentive plans.

We may be required to record a significant charge to earnings from the declines in fair value of our marketable securities if such declines become other than temporary.

Our short-term investment policy and strategy attempt primarily to preserve capital and meet our liquidity requirements. Our marketable securities are classified as available-for-sale securities in short-term investments and are reported at fair value with net unrealized losses recognized as accumulated other comprehensive income in stockholders’ equity unless there is a decline in fair value below cost that we consider is other than temporary, in which case the amount of the decline would be recognized as a loss and reflected in our income statement. As of September 30, 2008, available-for-sale securities included approximately $23.3 million of bond funds and $11.5 million of stock funds, and we had unrecognized gains and unrecognized losses of $0.6 million and $4.0 million, respectively, in those investments. The losses incurred on these short-term investments are primarily related to the changes in the general global market conditions. If factors arise that would require us to account for the declines as other than temporary or if we are unable to hold the investments until the carrying value is recovered, we may need to recognize the declines as realized losses with a charge to income, which could have a material adverse effect on our financial condition and operating results.

We are highly dependent on our executive officers.

Each of our executive officers is responsible for an important segment of our operations. Although we believe that we have significant depth at all levels of management, the loss of any of our executive officers’ services could be detrimental to our operations. We do not have, and do not plan to obtain, “key man” life insurance on any of our officers.

We face a competitive labor market in China for skilled personnel and therefore are highly dependent on the skills and services of our existing key skilled personnel and our ability to hire additional skilled employees.

Competition for highly skilled software design, engineering and sales and marketing personnel is intense in China. Our failure to attract, assimilate or retain qualified personnel to fulfill our current or future needs could impair our growth. Competition for skilled personnel comes primarily from our local competitors, as well as a wide range of foreign companies active in China, many of which have substantially greater resources than we have. Limitations on our ability to hire and train a sufficient number of personnel at all levels would limit our ability to undertake projects in the future and could cause us to lose market share.

We extend warranties to our customers that expose us to potential liabilities.

We customarily provide our customers with one to three year warranties, which cover both hardware and our proprietary and third-party software products. Although we seek to arrange back-to-back warranties with hardware and software vendors, we have the primary responsibility with respect to their warranties. Our contracts often lack disclaimers or limitations on liability for special, consequential and incidental damages, nor do we typically cap the amounts our customers can recover for damages. In addition, we do not currently purchase any insurance policy with respect to our exposure to warranty claims. The failure of our installed projects to operate properly could give rise to substantial liability for special, consequential or incidental damages, which in turn could materially and adversely affect us.

We sell our services on a fixed-price, fixed-time basis, which exposes us to risks associated with cost overruns and delays.

We sell most of our services on a fixed-price, fixed-time basis. In contracts with our customers, we typically agree to pay late completion fines of up to 5% of the total contract value. In large scale telecommunications infrastructure projects, there are many factors beyond our control which could cause delays or cost overruns. In this event, we would be exposed to cost overruns and liability for late completion fines.

We may become less competitive if we are unable to develop or acquire new products, or enhancements to our existing products, that are marketable on a timely and cost-effective basis.

Our future operating results will depend, to a significant extent, upon our ability to enhance our existing products and services and to introduce new products and services to meet the requirements of our customers in a rapidly developing and evolving market. If we do not enhance our existing products and services or introduce new successful products and services in a timely manner, our products and services may become obsolete, and our revenues and operating results may suffer. Moreover, unexpected technical, operational, distribution or other problems could delay or prevent the introduction of any products or services that we may plan to introduce in the future. We cannot be sure that any of these products or services will achieve widespread market acceptance or generate incremental revenues.

Our proprietary rights may be inadequately protected and there is a risk of poor enforcement of intellectual property rights in China.

Our success and ability to compete depend substantially upon our intellectual property rights, which we protect through a combination of confidentiality arrangements and copyright, trademark, and patent registrations. We have registered some marks and filed trademark applications for other marks with the United States Patent and Trademark Office, the Trademark Bureau of the State Administration of Industry and Commerce in China and the Trade Marks Registry in Hong Kong. We have also registered copyrights with the State Copyright Bureau in China with respect to certain of our software products, although we have not applied for copyright protection elsewhere (including the U.S.). We have filed some patent applications and have acquired some existing patents in China for certain hardware and software products used or developed in our business. Despite these precautions, the legal regime protecting intellectual property rights in China is weak. Because the Chinese legal system in general and the intellectual property regime in particular, are relatively weak, it is often difficult to enforce intellectual property rights in China. In addition, there are other countries where effective copyright, trademark and trade secret protection may be unavailable or limited.

We enter into confidentiality agreements with most of our employees and consultants, and control access to, and distribution of, our documentation and other licensed information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our licensed services or technology without authorization, or to develop similar technology independently. Policing unauthorized use of our licensed technology is difficult and there can be no assurance that the steps we take will prevent misappropriation or infringement of our proprietary technology. In addition, litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others, which could result in substantial costs and diversion of our resources.

A portion of our business involves the development and customization of software applications for customers. We generally retain significant ownership or rights to use and market such software for other customer projects, where possible. However, our customers sometimes retain co-ownership and rights to use the applications, processes, and intellectual property so developed. In some cases, we may have no right or only limited rights to reuse or provide these developments to projects involving other customers. To the extent that we are unable to negotiate contracts which permit us to reuse source-codes and methodologies, or to the extent that we have conflicts with our customers regarding our ability to do so, we may be unable to provide similar solutions to our other customers.

We are exposed to certain business and litigation risks with respect to technology rights held by third parties.

We currently license technology from third parties and intend to do so increasingly in the future as we introduce services that require new technology. There can be no assurance that these technology licenses will be available to us on commercially reasonable terms, if at all. Our inability to obtain any of these licenses could delay or compromise our ability to introduce new services. In addition, we may or may allegedly breach the technology rights of others and incur legal expenses and damages, which could be substantial.

Investors may not be able to enforce judgments entered by United States courts against certain of our officers and directors.

We are incorporated in the State of Delaware. However, a majority of our directors and executive officers, and certain of our principal stockholders, live outside of the U.S., principally in Beijing and Hong Kong. As a result, you may not be able to:

•	effect service of process upon those persons within the U.S.; or

•	enforce against those persons judgments obtained in United States courts, including judgments relating to the federal securities laws of the U.S.

The fact that our business is conducted in both U.S. dollars and Renminbi may subject us to currency exchange rate risk due to fluctuations in the exchange rate between those two currencies.

Substantially all of our revenues, expenses and liabilities are denominated in either U.S. dollars or RMB. As a result, we are subject to the effects of exchange rate fluctuations between those currencies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies, including the U.S. dollar. This change in policy has resulted in approximately 15% appreciation of the RMB against the U.S. dollar. The PRC government may decide to adopt an even more flexible currency policy in the future, which could result in further and more significant appreciation of the RMB against the U.S. dollar.

Certain of our revenues and expenses relating to hardware sales are denominated in U.S. dollars, and substantially all our revenues and expenses relating to the software and services component of our business are denominated in RMB. The value of our shares may be affected by the foreign exchange rate between the U.S. dollar and the RMB because the value of our business is effectively denominated in RMB, while our shares are traded in U.S. dollars. Furthermore, an increase in the value of the RMB may require us to exchange more U.S. dollars into RMB to meet the working capital requirements of our subsidiaries in China. Depreciation of the value of the U.S. dollar will also reduce the value of the cash we hold in U.S. dollars, which we may use for purposes of future acquisitions or other business expansion.

We use U.S. dollars as our reporting and functional currency. The financial records of our Chinese subsidiaries are maintained in RMB, their functional currency. Their balance sheets are translated into U. S. dollars based on the rates of exchange existing on the balance sheet date. Their statements of operations are translated using a weighted average rate for the period. Foreign currency translation adjustments are reflected as accumulated other comprehensive income (loss) in stockholders’ equity. Fluctuation in exchange rate might result in significant foreign currency translation adjustments. We reported foreign currency translation adjustments of $7.0 million, $2.6 million and $2.2 million in other comprehensive income (loss) in 2007, 2006 and 2005, respectively.

The markets in which we sell our services and products are competitive and we may not be able to compete effectively.

We operate in a highly competitive environment, both in the telecommunications software market and in the market for IT security services and solutions. In the telecommunications software market, our competitors include both multinational and local companies such as Amdocs, Digital China, Huawei, Linkage and Neusoft. In the IT security services and solutions market, our competitors include local players such as Topsec and international players such as Cisco.

Our competitors, many of whom have greater financial, technical and human resources than we have, may be able to respond more quickly to new and emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of new products or services. It is possible that competition in the form of new competitors or alliances, joint ventures or consolidation among existing competitors may decrease our market share. Increased competition could result in lower personnel utilization rates, billing rate reductions, fewer customer engagements, reduced gross margins and loss of market share, any one of which could materially and adversely affect our profits and overall financial condition.

Political and economic policies of the Chinese government could affect our industry in general and our competitive position in particular.

Since the establishment of the People’s Republic of China in 1949, the Communist Party has been the governing political party in China. The highest bodies of leadership are the Politburo of the Communist Party, the Central Committee and the National People’s Congress. The State Council, which is the highest institution of government administration, reports to the National People’s Congress and has under its supervision various commissions, agencies and ministries, including the Ministry of Industry and Information Technology, or MIIT, the telecommunications regulatory body of the Chinese government. Since the late 1970s, the Chinese government has been reforming the Chinese economic system. Although we believe that economic reform and the macroeconomic measures adopted by the Chinese government has had and will continue to have a positive effect on economic development in China, there can be no assurance that the economic reform strategy will not from time to time be modified or revised. Such modifications or revisions, if any, could have a material adverse effect on the overall economic growth of China. Such developments could reduce, perhaps significantly, the demand for our products and services. Furthermore, changes in political, economic and social conditions in China, adjustments in policies of the Chinese government or changes in laws and regulations could adversely affect our industry in general and our competitive position in particular.

High technology and emerging market shares have historically experienced extreme volatility and may subject you to losses.

The trading price of our shares may be subject to significant market volatility due to investor perceptions of investments relating to China and Asia, as well as developments in the telecommunications industry. In addition, the high technology sector of the stock market frequently experiences extreme price and volume fluctuations, which have particularly affected the market prices of many software companies and which have often been unrelated to the operating performance of those companies.

We may become subject to securities litigation, which is expensive and could result in a diversion of resources.

In the past, periods of volatility in the market price of a particular company’s securities have often been followed by the institution of securities class action litigation against that company. Many companies in our industry have been subject to this type of litigation in the past. Moreover, we are currently involved in a securities class action litigation as a result of allegedly improper allocation procedures relating to the sale of our common stock in connection with our initial public offering in March 2000. Although we cannot guarantee the outcome of these proceedings, we believe the final result of these actions will have no material effect on our consolidated financial condition, results of operations or cash flows. However, litigation is often expensive and diverts management’s attention and resources, and could materially and adversely affect our business.

A significant number of shares of our common stock are or will be eligible for sale in the open market, which could drive down the market price for our common stock and make it difficult for us to raise capital.

As of December 18, 2008, 46,217,311 shares of our common stock were outstanding, and there were approximately 3,359,892 shares of our common stock issuable upon exercise of outstanding options. Sales of a large number of shares by our stockholders could materially decrease the market price of our common stock and make it more difficult for us to raise additional capital through the sale of equity or equity-related securities in the future at a time and price that we deem appropriate.

Our stockholders may experience substantial dilution if we raise additional funds through the sale of equity securities. The issuance of a large number of additional shares of our common stock upon the exercise of outstanding options or in an equity financing transaction could cause a decline in the market price of our common stock due to the sale of a large number of shares of our common stock in the market, or the perception that these sales could occur.

The risk of dilution and the resulting downward pressure on our stock price could also encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

We are subject to anti-takeover provisions that could prevent a change of control and prevent our stockholders from realizing a premium on their common stock.

Our board of directors has the authority to issue up to 10,000,000 shares of our preferred stock. Without any further vote or action on the part of our stockholders, our board of directors has the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock. This preferred stock, if it is ever issued, may have preference over and harm the rights of the holders of our common stock. Although the issuance of this preferred stock will provide us with flexibility in connection with possible acquisitions and other corporate purposes, such an issuance may make it more difficult for a third party to acquire a majority of our outstanding voting stock.

We currently have authorized the size of our board of directors to be not less than three or more than ten directors. The terms of the office of our current nine-member board of directors have been divided into three classes: Class I, whose term will expire at the annual meeting of the stockholders to be held in 2009; Class II, whose term will expire at the annual meeting of stockholders to be held in 2010; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2011. This classification of the board of directors may have the effect of delaying or preventing changes in our control or management.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date when the person became an interested stockholder unless, subject to certain exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder; and an “interested stockholder” includes any person that owns 15% or more of our outstanding voting stock or that is our affiliate or associate.

Our change of control severance agreements with executive officers may discourage a change of control.

We have entered into change of control severance agreements with most of our executive officers. These agreements provide, among other things, that the executive officers would be entitled to various benefits upon the occurrence of a covered termination (as defined therein) which occurs within one year after a change of control (as defined therein), including payment of one year of base salary and bonus, immediate vesting of 50% of any outstanding unvested stock options held by the executive officer and the provision of medical benefits and housing allowance. If a change of control occurs, and regardless of whether a covered termination takes place, the executive officers may be entitled to accelerated vesting of 50% of any outstanding unvested stock options held by the executive officer. The potential obligations to pay executive officers such severance amounts may discourage a potential acquirer from effecting a change of control.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

Since we are a Delaware corporation and a public company in the United States, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Non-U.S. companies, including some that may compete with our company, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur in China. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible.

If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences, including adverse publicity and damage to our reputation, that may have a material adverse effect on our business, financial condition and results of operations.

We are subject to potential liabilities and anticipate recurring costs in complying with the Sarbanes-Oxley Act.

In July 2002, the Sarbanes-Oxley Act of 2002, or the Act, was signed into law. Among other things, the Act imposes corporate governance, reporting, and disclosure requirements; introduces stricter independence and financial expertise standards for audit committees; and sets stiff penalties for securities fraud.

The Act and the related rules and regulations have increased the scope, complexity and costs of our corporate governance, reporting, and disclosure practices, and may increase the risk of personal liability for our directors, chief executive officer, and chief financial officer. Any such liabilities may adversely affect our reputation, our business, or our ability to meet listing criteria.

Section 404 of the Act requires our management and our independent registered public accounting firm to assess our internal controls over financial reporting on an annual basis. During the course of this evaluation, documentation and attestation, we may identify deficiencies that we may not be able to remedy in time to meet the deadline imposed by the Act for compliance with the requirements of Section 404. If we fail to achieve and maintain the adequacy of our internal controls, we may not be able to conclude that we have effective internal controls, on an ongoing basis, over financial reporting in accordance with the Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent or detect fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our common stock. Furthermore, we will incur recurring costs and expend management time and other resources necessary to comply with Section 404 and other requirements of the Act.

We are exposed to certain tax risks with respect to tax benefits enjoyed by certain of our subsidiaries in China under the new Enterprise Income Tax Law of the PRC, or the EIT Law.

Our subsidiaries and affiliated entities in China are subject to tax in China. Historically, as foreign-invested enterprises, or FIEs, most of those subsidiaries enjoyed various tax holidays and other preferential tax treatments, which reduced their effective income tax rates to 15% or lower. The EIT Law, which took effect on January 1,

2008, has applied a uniform 25% enterprise income tax rate to all “resident enterprises” in China, including FIEs. Moreover, the EIT Law applies to enterprises established outside of China with “de facto management bodies” located in China. Under the implementation regulations to the EIT Law issued by the PRC State Council, “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and treasury, and acquisition and disposition of properties and other assets of an enterprise. While we do not believe we are a “resident enterprise,” because ambiguities exist with the interpretation and application of the EIT Law and the implementation regulations, we may be considered a PRC resident enterprise and therefore may be subject to the China enterprise income tax at the rate of 25% on our worldwide income. Certain of our subsidiaries in China will continue to enjoy preferential tax rates if they are qualified under the EIT Law, but certain of our subsidiaries and affiliated entities will likely become subject to enterprise income tax at 25% as no preferential tax treatment would be applicable. This change in the Chinese tax laws may increase our total tax expenses and adversely affect our results of operations.

Dividends payable by us to our non-PRC stockholders, and gains on the sales of our common stock, may be subject to withholding taxes under PRC tax laws, which may materially reduce the value of your investment.

The EIT Law and its implementing regulations, effective January 1, 2008, provide that a 10% withholding tax will normally be applicable on dividends payable to non-PRC stockholders which are derived from sources within the PRC, unless otherwise exempted or reduced by tax treaties or similar arrangements. Any gains realized on the transfer of shares by such stockholders may also be subject to a 10% withholding tax if such gains are regarded as income derived from sources within the PRC. The dividends we pay with respect to our common stock, or the gain our non-PRC stockholders may realize from the transfer of our common stock, may be treated as PRC-sourced income and may therefore be subject to a 10% PRC withholding tax. The EIT Law and its implementing regulations are, however, relatively new and ambiguities exist with respect to the interpretation and identification of PRC-sourced income. If we are required under the EIT Law and its implementing regulations to withhold PRC income tax on dividends payable to our non-PRC stockholders, or if non-PRC stockholders are required to pay PRC income tax on gains on the transfer of their shares of common stock, the value of your investment may be materially reduced.

USE OF PROCEEDS

We will not receive proceeds from the sale of shares in this offering by the selling stockholder.

SELLING STOCKHOLDER

The table below sets forth the number of shares of common stock beneficially owned by the selling stockholder as of December 18, 2008, the number of shares of common stock covered by this prospectus and the percentage of total shares of common stock that the selling stockholder will beneficially own upon completion of this offering. The table assumes that the selling stockholder will offer for sale all of the shares of common stock covered by this prospectus.

The shares of common stock covered by this prospectus are being offered by the selling stockholder, CITIC Capital MB Investment Limited, or CITIC Capital. The information set forth below is based upon information provided to us by representatives of CITIC Capital, or in our records, as of December 18, 2008 and are accurate to the best of our knowledge. CITIC Capital is a wholly-owned subsidiary of CITIC Capital Holdings Limited. Mr. Yichen Zhang, a member of our board of directors, is the chief executive officer and a director of CITIC Capital Holdings Limited as well as a director of CITIC Capital.

We are obligated to effect the registration of the shares described above pursuant to a demand made by the selling stockholder in accordance with the rights granted to it under a strategic investors’ agreement dated November 29, 2006 entered into by and among us, CITIC Capital and PacificInfo Limited. Pursuant to the strategic investors’ agreement, we will bear the cost of all expenses incurred with respect to the registration of the common stock (other than any underwriting fees, brokerage and sales commissions, and applicable share transfer taxes and all reasonable fees and disbursements of counsel of the selling stockholder).

	Number of Shares Beneficially Owned Prior to the Offering(1)		Number of Shares Being Offered Hereby	Shares to be Owned After the Offering
Name of Selling Stockholder	Number	Percent		Number	Percent
CITIC Capital MB Investment Limited	4,025,105	8.7%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriter named below has agreed to purchase, and the selling stockholder has agreed to sell to it, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated
Total

The underwriter is offering the shares of common stock subject to its acceptance of the shares from the selling stockholder and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken.

The underwriter initially proposes to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $             a share under the public offering price. The underwriter may allow, and such dealers may reallow, a concession not in excess of $             a share to other underwriter or to certain dealers. The offering price and other selling terms may from time to time be varied by the underwriter.

The table below shows the per share and total underwriting discounts and commissions the selling stockholder will pay the underwriter. The underwriting discounts and commissions are determined by negotiations among the selling stockholder and the underwriter and are a percentage of the offering price to the public. Among the factors considered in determining the discounts and commissions are the size of the offering, the nature of the security to be offered and the discounts and commissions charged in comparable transactions.

Underwriting Discounts and Commissions
Per share

Total

The underwriter has informed us that it does not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by it.

Our estimated offering expenses, excluding underwriting discounts and commissions, will be approximately $            . Expenses include the Securities and Exchange Commission and the Financial Industry Regulatory Authority filing fees, and printing, legal, accounting and miscellaneous expenses.

Our common stock is listed on the Nasdaq Global Market under the symbol “ASIA.”

We and certain of our stockholders, directors and executive officers have agreed to not, without the prior written consent of the underwriter, during the period ending 90 days after the date of this prospectus:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and certain of our stockholders have agreed to not, without the prior written consent of the underwriter, during the period ending 90 days after the date of this prospectus, file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock.

The restrictions described in the paragraph above do not apply to:

•	the sale of shares to the underwriter in this offering;

•

the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriter has been advised in writing; or

•

transactions by certain stockholders relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares, provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, shall be required or shall be voluntarily made in connection with subsequent sales of common stock or other securities acquired in such open market transactions.

In order to facilitate the offering of the common stock, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriter may sell more shares than they are obligated to purchase under the underwriting agreement, creating a naked short position. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriter may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriter is not required to engage in these activities, and may end any of these activities at any time.

From time to time, Morgan Stanley & Co. Incorporated has provided investment banking services to us.

We, the selling stockholder and the underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

The address of Morgan Stanley & Co. Incorporated is 1585 Broadway, New York, New York 10036, United States of America.

LEGAL MATTERS

The validity of the shares of common stock being sold in this offering and other legal matters relating to the offering will be passed upon for us by DLA Piper LLP (US). Certain legal matters in connection with this offering will be passed upon for the underwriter by Davis Polk & Wardwell. Legal matters as to PRC law will be passed upon for us by Han Kun Law Offices and for the underwriters by Commerce & Finance Law Offices. DLA Piper LLP (US) may rely upon Han Kun Law Offices with respect to matters governed by PRC law. Davis Polk & Wardwell may rely upon Commerce & Finance Law Offices with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements, the related financial statement schedule, incorporated in this Prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007 have been audited by Deloitte Touche Tohmatsu CPA Ltd., an independent registered public accounting firm, as stated

in their reports which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph relating to the adoption of the recognition and measurement methods under Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109” and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The offices of Deloitte Touche Tohmatsu CPA Ltd. are located at 8/F., Deloitte Tower, The Towers, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, the People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. We are also required to file electronic versions of these documents with the SEC, which may be accessed from the SEC’s Internet site at http://www.sec.gov or at our website http://www.asiainfo.com. The information contained on our website is not a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC later will automatically update and supersede the information in this prospectus or incorporated by reference. The following documents filed by us and any future filings made by us with the SEC under Sections 13(a), 13(c) 14 or 15(d) of the Securities Exchange Act of 1934, until all of the securities offered hereby have been sold, are incorporated by reference in this prospectus:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2007.

2.	Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2008, June 30, 2008 and September 30, 2008.

3.	Our Current Reports on Form 8-K filed on February 14, 2008, February 27, 2008, April 4, 2008, April 10, 2008, April 23, 2008, May 9, 2008, July 23, 2008, September 17, 2008, September 18, 2008, October 29, 2008 and October 30, 2008.

4.	The description of our common stock contained in the Registration Statement on Form 8-A filed on February 28, 2000, and including any amendment of such report filed for the purpose of updating such description.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference. You should direct any requests for documents to Susie Shan, Legal Department, AsiaInfo Holdings, Inc., 4/F Zhongdian Information Tower, No. 6 Zhongguancun South Street, Haidian District, Beijing 100086, China, telephone +86-10-8216-6023.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Certificate of Incorporation provides for the indemnification of our directors, officers, employees and agents to the fullest extent permitted by the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any of its directors, officers, employees or agents against expenses actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except for an action by or in right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, provided that it is determined that such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 145(d) of the Delaware General Corporation Law requires that the determination that indemnification is proper in a specific case must be made by (a) the stockholders, (b) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding (c) a committee of disinterested directors designated by majority vote of such directors, even though less than a quorum, or (d) independent legal counsel in a written opinion (i) if a majority vote of a quorum consisting of disinterested directors is not possible or (ii) if such an opinion is requested by a quorum consisting of disinterested directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We maintain a directors’ and officers’ liability insurance policy covering certain liabilities that may be incurred by our directors and officers in connection with the performance of their duties. The entire premium for such insurance is paid by us.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses in connection with the sale of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated) and all expenses will be borne by the Registrant:

SEC registration fee		$1,965
Financial Industry Regulatory Authority filing fee		$5,843
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Printing expenses	$	*
Miscellaneous fees and expenses	$	*

Total	$	*

*	To be filed by amendment or in a current report on Form 8-K.

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation provides for the indemnification of our directors, officers, employees and agents to the fullest extent permitted by the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any of its directors, officers, employees or agents against expenses actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except for an action by or in right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, provided that it is determined that such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 145(d) of the Delaware General Corporation Law requires that the determination that indemnification is proper in a specific case must be made by (a) the stockholders, (b) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding (c) a committee of disinterested directors designated by majority vote of such directors, even though less than a quorum, or (d) independent legal counsel in a written opinion (i) if a majority vote of a quorum consisting of disinterested directors is not possible or (ii) if such an opinion is requested by a quorum consisting of disinterested directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We maintain a directors’ and officers’ liability insurance policy covering certain liabilities that may be incurred by our directors and officers in connection with the performance of their duties. The entire premium for such insurance is paid by us.

See also the undertakings set out in response to Item 17 herein.

ITEM 16.	EXHIBITS

The following exhibits are filed with this registration statement.

Exhibit Number		To be Filed By Amendment or in a current Report on Form 8-K	Filed Herewith	Incorporated by Reference
	Description			Form	Exhibit No.	File No.	Filing Date
1.1	Form of Underwriting Agreement	X

4.1	Certificate of Incorporation of AsiaInfo Holdings, Inc., dated September 8, 1998			S-1	3.1	333-93199	12/21/1999

4.2	Certificate of Amendment to Certificate of Incorporation of AsiaInfo Holdings, Inc., dated August 27, 1999			S-1	3.3	333-93199	12/21/1999

4.3	Certificate of Amendment to Certificate of Incorporation of AsiaInfo Holdings, Inc., dated November 15, 2000			10-K	3.3	001-15813	3/16/2001

4.4	Certificate of Correction to Certificate of Incorporation of AsiaInfo Holdings, Inc., dated January 18, 2001			10-K	3.4	001-15813	3/16/2001

4.5	Amended and Restated Bylaws of AsiaInfo Holdings, Inc., dated April 24, 2007			8-K	3.1	001-15713	4/25/2007

4.6	Strategic Investors’ Agreement dated November 29, 2006, by and among AsiaInfo Holdings, Inc., CITIC Capital MB Investment Limited and PacificInfo Limited			8-K	10.1	001-15713	11/30/2006

5.1	Opinion of DLA Piper LLP (US)	X

23.1	Consent of Deloitte Touche Tohmatsu CPA Ltd.		X

23.2	Consent of DLA Piper LLP (US) (contained in Exhibit 5.1)	X

24.1	Power of Attorney (contained in page II-4)		X

ITEM 17.	UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on December 23, 2008.

ASIAINFO HOLDINGS, INC.

BY	/s/ Steve Zhang
Steve Zhang President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Steve Zhang and Eileen Chu, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities including his or her capacity as a director and/or officer of AsiaInfo Holdings, Inc., to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steve Zhang Steve Zhang	President, Chief Executive Officer, Director (Principal Executive Officer)	December 23, 2008

/s/ Eileen Chu Eileen Chu	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 23, 2008

/s/ James Ding James Ding	Chairman of the Board, Director	December 23, 2008

/s/ Yungang Lu Yungang Lu	Director	December 23, 2008

/s/ Yichen Zhang Yichen Zhang	Director	December 23, 2008

/s/ Tom Manning Tom Manning	Director	December 23, 2008

Signature	Title	Date

/s/ Tao Long Tao Long	Director	December 23, 2008

/s/ Edward Tian Edward Tian	Director	December 23, 2008

/s/ Davin A. Mackenzie Davin A. Mackenzie	Director	December 23, 2008

/s/ Qingtong Zhou Qingtong Zhou	Director	December 23, 2008

INDEX TO EXHIBITS

Exhibit Number		To be Filed By Amendment or in a current Report on Form 8-K	Filed Herewith	Incorporated by Reference
	Description			Form	Exhibit No.	File No.	Filing Date
1.1	Form of Underwriting Agreement	X

4.1	Certificate of Incorporation of AsiaInfo Holdings, Inc., dated September 8, 1998			S-1	3.1	333-93199	12/21/1999

4.2	Certificate of Amendment to Certificate of Incorporation of AsiaInfo Holdings, Inc., dated August 27, 1999			S-1	3.3	333-93199	12/21/1999

4.3	Certificate of Amendment to Certificate of Incorporation of AsiaInfo Holdings, Inc., dated November 15, 2000			10-K	3.3	001-15813	3/16/2001

4.4	Certificate of Correction to Certificate of Incorporation of AsiaInfo Holdings, Inc., dated January 18, 2001			10-K	3.4	001-15813	3/16/2001

4.5	Amended and Restated Bylaws of AsiaInfo Holdings, Inc., dated April 24, 2007			8-K	3.1	001-15713	4/25/2007

4.6	Strategic Investors’ Agreement dated November 29, 2006, by and among AsiaInfo Holdings, Inc., CITIC Capital MB Investment Limited and PacificInfo Limited			8-K	10.1	001-15713	11/30/2006

5.1	Opinion of DLA Piper LLP (US)	X

23.1	Consent of Deloitte Touche Tohmatsu CPA Ltd.		X

23.2	Consent of DLA Piper LLP (US) (contained in Exhibit 5.1)	X

24.1	Power of Attorney (contained in page II-4)		X